Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP OF OCEAN RIG PARTNERS LP Reg. No. 950067 ASA LIMITED PARTNERSHIP REPUBLIC OF THE MARSHALL ISLANDS REGISTRAR OF CORPORATIONS DUPLICATE COPY The original of this Document was filed in accordance with Section 10 of the Limited Partnership Act on NON RESIDENT April 16, 2014 Deputy Registrar Registrar of corporations republic of the marshall islands

CERTIFICATE OF LIMITED PARTNERSHIP PURSUANT TO SECTION 10 OF THE MARSHALL ISLANDS LIMITED PARTNERSHIP ACT The undersigned, Niki Fotiou, an Authorized Person of Ocean Rig Partners GP LLC, for the purpose of forming a Limited Partnership hereby certify: 1. The name of the Limited Partnership is Ocean Rig Partners LP (the “Partnership”). 2. The registered address of the Partnership in the Marshall Islands is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960. The name of the Partnership’s Registered Agent in the Marshall Islands upon whom process may be served at such address is The Trust Company of the Marshall Islands, Inc. 3. The name and the mailing address of the general partner is: Ocean Rig Partners GP LLC Address: c/o Ocean Rig Management Inc. 80 Kifisias Ave. GR-15125, Amaroussion Athens, Greece Name: 4. The Partnership shall file a Certificate of Cancellation upon the dissolution and completion of winding up of the Partnership. IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership on this 16th day of April, 2014. Ocean Rig Partners GP LLC General Partner By: Niki Botiou Authorized Person